Exhibit 99.1

CONTACT:	Glenn C. Christenson, (800) 544-2411 or (702) 367-2484
Executive Vice President/Chief Financial Officer/
Chief Administrative Officer

Thomas M. Friel, (800) 544-2411 or (702) 221-6793
Vice President of Finance/Corporate Controller

Lesley A. Pittman, (800) 544-2411 or (702) 367-2437
Vice President of Corporate and Government Relations

FOR IMMEDIATE RELEASE:      May 20, 2005

STATION CASINOS RESPONDS TO UNION’S ALLEGATIONS;

ELABORATES ON STOCKHOLDER MEETING RESULTS

Las Vegas, May 20, 2005 — Station Casinos, Inc. (NYSE:STN) (“Station” or the “Company”) today responded to allegations made in the press by UNITE HERE,  an affiliate of the Culinary Workers’ Union Local 226 (the “Union”), relating to the Company’s 2005 Annual Meeting of Stockholders (the “Annual Meeting”), which was held on May 18th.

At the Annual Meeting, the Company’s stockholders, among other actions, voted down three non-binding proposals submitted by the Union.  The Union, which has been engaged in a long-running campaign to unionize the Company’s workforce, commenced a proxy contest to solicit support for certain corporate governance proposals. These proposals were unanimously opposed by the Company’s Board of Directors.

Corporate Election Services, the independent inspector of elections for the Annual Meeting (the “Independent Inspector”), certified the voting results on the day of the Annual Meeting.  A copy of the Certificate of Report of Inspector of Elections (the “Certified Report”) is attached as an Exhibit to the Company’s Report on Form 8-K to be filed with the Securities and Exchange Commission.  In order for the Union’s non-binding proposals to be considered approved by the stockholders, the proposals would have needed the affirmative vote of a majority of the shares present at the meeting in person or represented by proxy (including broker non-votes and abstentions).  According to the Certified Report, none of the Union’s proposals received more than 30% affirmative votes at the Annual Meeting.

All of the votes reflected in the Certified Report were cast by ballot by record holders and proxy holders at the Annual Meeting.  Both the Company and the Union separately solicited proxy authority from stockholders.  At the Annual Meeting, the Company submitted a master ballot to vote the shares for which it had received authorization by proxy.  The Company’s master ballot reflected votes “for,” “against” and “abstain” with respect to the Union’s proposals, as instructed or authorized in the proxies.  The affirmative votes “for” the Union’s proposals as reflected on the Certified Report were, in fact, voted by the Company pursuant to the proxy instructions received by the Company on its proxy cards.

The Independent Inspector, who was present at the Annual Meeting throughout the voting process, reported afterwards that the Union failed to submit any ballots or valid proxies.  The Independent Inspector also reported afterwards that he had personally asked the Union representatives present at the Annual Meeting if they had ballots or proxies to submit.  He was handed a single piece of paper, which turned out to be an invalid proxy from a single stockholder (which was invalid because it was not a proxy from a stockholder of record).

Had the Union voted the proxies it received, the Company believes that all three non-binding proposals still would have failed.  The Company’s belief is based upon the data provided to both the Company and the Union by ADP Proxy Services (“ADP”), an independent processing firm.  According to the ADP data, the Union had received proxies for, but failed to vote, approximately 16 million shares, most of which supported the Union’s proposals.  A schedule summarizing the proxies that the Union received, as reflected in the ADP data, is attached as an Exhibit to the Company’s Report on Form 8-K to be filed with the Securities and Exchange Commission.  Had those shares been voted by the Union, the Union’s proposal to recommend eliminating the supermajority voting requirements would have received only 45% affirmative votes, the Union’s proposal to recommend eliminating the classified board would have received only 44% affirmative votes and the Union’s proposal to put the Company’s rights plan to a stockholder vote would have received just under 50% affirmative votes at the Annual Meeting.  The Company has asked the Independent Inspector to review the ADP data and confirm the Company’s analysis of the results.  Upon completion of that work by the Independent Inspector next week, the Company will report any material differences from the results summarized herein, although none are expected.

Glenn Christenson, the Company’s executive vice president and chief financial officer, said “We are very disappointed that the Union has decided to continue their reckless tactics in the press of falsely impugning the integrity of our Company.  Our voting process was completely transparent and conducted in accordance with standard procedures by an independent party.   It is obvious to us that the Union does not have even a basic understanding of the customary voting process for a public company.  The Union’s public reaction to their own incompetence in voting simply reinforces our belief that their motive all along has been to harass the Company in an attempt to further their Union organizing goals.  We understand the diverse views of our stockholders on the matters raised by the Union, and our Board, of course, will carefully consider our stockholders’ views as we proceed.”